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                            ARTICLES OF INCORPORATION
                                       OF
                        PHOENIX PRESCHOOL HOLDINGS, INC.


         1.       Name

                  The name of the Corporation is:

                                    Phoenix Preschool Holdings, Inc.

         2.       Registered Office

                  The location and post office address of its current registered office in the Commonwealth of Pennsylvania is:

                                    Esquire Assist
                                    225 South Street
                                    Harrisburg, PA  17101

         3.       Incorporation

                  The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (as amended).

         4.       Capital Stock.

                  (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 17,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock"), (ii) 15,000,000 shares of common stock, par value $0.10 per share ("Common Stock"), and (iii) 1,000,000 shares of undesignated stock, par value $0.10 per share.

                  The designations, relative rights, preferences and liabilities of each class of stock, itemized by class, shall be as follows:

                  (1) Preferred Stock. The Corporation's board of directors (hereafter called "Board of Directors" or "Board") is authorized to adopt at any time, or from time to time, amendments to these Articles of Incorporation with respect to any unissued and/or treasury shares of Preferred Stock, and thereby to fix or change the division of shares of the Preferred Stock into classes and/or into series within any class or classes, and to fix or change the determination of the voting rights, designations, preferences, limitations, special rights and relative rights of the shares of any class or series. The authority of the Board with respect to each class or series of Preferred Stock shall include, but not be limited to, determination of the following:


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                           (i) The number of shares constituting that class or
         series and the distinctive designation of that class or series;

                           (ii) The voting rights and powers (if any) of the
Preferred Stock and each series thereof:

                           (iii) The rates and times at which, and the terms and
conditions on which, dividends (if any) on the Preferred Stock, and each series thereof, will be paid and any dividend preferences or rights of cumulation;

                           (iv) The rights (if any) of holders of the Preferred
Stock, and each series thereof, to convert the same into, or exchange the same for, shares of other classes (or series of classes) of capital stock of the Corporation and the terms and conditions for such conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in such events as the Board of Directors shall determine;

                           (v) The redemption rights (if any) of the Corporation
and of the holders of the Preferred Stock, and each series thereof, and the times at which, and the terms and conditions on which, the Preferred Stock, and each series thereof, may be redeemed; and

                           (vi) The rights and preferences (if any) of the
holders of the Preferred Stock, and each series thereof, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

                           (vii) Any other relative rights, preferences and
limitations of that class or series as may be permitted or required by law.

                  (2) Common Stock. Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote of shareholders except as the right to exercise such vote may be limited by the provisions of these Articles of Incorporation or of any class or series of Preferred Stock or undesignated shares established hereunder. The holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors from time to time, provided that required dividends, if any, on the Preferred Stock or undesignated shares have been paid or provided for. In the event of the liquidation, dissolution, or winding up, whether voluntary or involuntary of the Corporation, the assets and funds of the Corporation available for distribution to shareholders, and remaining after the payment to holders of Preferred Stock or undesignated shares of the amounts (if any) to which they are entitled, shall be divided and paid to the holders of the Common Stock according to their respective shares.


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


                  (3) Undesignated Stock. The Board of Directors is authorized to adopt at any time, or from time to time, amendments to these Articles of Incorporation with respect to any undesignated shares, and thereby to fix or change the division of the undesignated shares into classes and/or into series within any class or classes, and to fix or change the determination of the voting rights, designations, preferences, limitations, special rights and relative rights of the shares of any class or series. The undesignated shares may be determined by the Board of Directors to be either additional shares of Preferred Stock, or Common Stock, or any class or series of Preferred Stock or Common Stock. The authority of the Board with respect to each class or series of undesignated shares shall include, but not be limited to, the same authority the Board has with respect to the Preferred Stock as described in Article 4(1) above. The undesignated shares may be determined by the Board of Directors to be either additional shares of Preferred Stock, or Common Stock, or any class or series of Preferred Stock or Common Stock. The authority of the Board with respect to each class or series of undesignated shares shall include, but not be limited to, the same authority the Board has with respect to designation of the Preferred Stock as described in Article 4 (a)(1) above.

          5.       No Cumulative Voting

                  The shareholders of the Corporation shall not have the right to cumulate their votes for the election of directors.

         6.       Directors

                  The Board of Directors shall consist of not less than one (1) nor more than fifteen (15) persons, the exact number to be fixed and determined from time to time by resolution of the Board of Directors.

         7.       Classification of the Board of Directors

                  The Board of Directors shall be divided into four (4) classes, as nearly as equal in number as possible, known as Class A, Class B, Class C, and Class D. The Class A director shall serve until the first annual meeting of shareholders to be held in 1998. At the first annual meeting of shareholders, the Class A director shall be elected for a term of four (4) years and, after expiration of such term, shall thereafter be elected every four (4) years for four (4) year terms. The Class B director shall serve until the second annual meeting of shareholders to be held in 1998. At the second annual meeting of shareholders, the Class B director shall be elected for a term of four (4) years and, after the expiration of such term shall thereafter be elected every four
(4) years for four (4) year terms. The Class C directors shall serve until the third annual meeting of shareholders to be held in 2000. At the third annual meeting of shareholders, the Class C directors shall be elected for a term of four (4) years and, after the expiration of such term, shall thereafter be elected every four (4) years for four (4) year terms. The Class D directors shall serve until the fourth annual meeting of shareholders to be held in 2001. At the fourth annual meeting of shareholders, the Class D directors shall be elected for a term of four (4) years and, after the expiration of such term, shall thereafter be elected every four (4) years for four (4) year terms. Each director shall serve until his successor shall have been elected and shall qualify, even though his term of office as herein provided has otherwise expired, except in the event of his earlier death, resignation, removal or disqualification. This Article 7, or any portion thereof, may be changed by a by-law amendment which is adopted by all of the then members of the Board of Directors.


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         8.       Removal of Directors

                  The Board of Directors may, without stockholder approval, declare vacant the office of any director for any proper cause including, but not limited to, conflict of interest or other breach of fiduciary duty, or unacceptability of the director to federal or state securities regulators, the regulators of any securities exchange or automated quotation system on which securities of the Corporation are traded, or to federal, state or local regulators of the business of the Corporation.

         9.       Personal Liability of Directors

                  A director of this Corporation shall not be personally liable for monetary damages as such for any action taken, or any failure to take any action, unless

                  (1) the director has breached or failed to perform the duties of his office under Section 1713 of the Pennsylvania Business Corporation Law of 1988 (as amended); and

                  (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                  This Article 9 shall not apply to a director's liability for monetary damages to the extent prohibited by Section 1713(b) of the Pennsylvania Business Corporation Law of 1988 (as amended).

         10.      Indemnification.

                  The Corporation shall indemnify the directors and executive officers of the Corporation and hold them harmless to the fullest extent permitted by the provisions of the Pennsylvania Business Corporation Law of 1988 (as amended). In the event that the Pennsylvania Business Corporation Law of 1988 (as amended) is amended, after the date of these Articles of Incorporation, to authorize corporate action further eliminating or limiting the personal liability of directors and officers (whether an executive officer or not), then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988 (as amended) as so amended.

                  The Corporation shall pay the expenses incurred by a director or executive officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that he or she is not entitled to be indemnified by the Corporation as authorized by the Pennsylvania Business Corporation Law of 1988 (as amended).

                  Any amendment or repeal of this Article 10 by the stockholders of the Corporation shall not adversely affect any right or protection of the director or officer of the Corporation existing at the time of such amendment or repeal. Nothing contained herein shall prevent the Corporation


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


from supplementing the indemnification provisions contained herein by Bylaw provisions, contracts with directors or officers, insurance or otherwise.

         11. Nonapplicability of Certain Provisions of the Pennsylvania Business Corporation Law of 1988 (as amended)

                  Subchapters E, G, H, I and J of Chapter 25 of the Pennsylvania Business Corporation Law of 1988 (as amended) shall not be applicable to this Corporation.

         12.      Partial Written Consent of Shareholders

                  The provisions of Section 1766(b) of the Pennsylvania Business Corporation Law of 1988 (as amended) shall be applicable to any action by the shareholders which has been previously approved by the Board of Directors, but shall not otherwise be applicable to the Corporation.

         13.      Amendment to By-Laws

                  Any amendment to the Bylaws of the Corporation which is proposed by shareholders, and which has not previously received the approval of the Board of Directors, shall require for adoption the affirmative vote of the holders of at least sixty-six and two-thirds (66 2/3%) percent of the votes which all shareholders are entitled to cast thereon, in addition to any other approval which is required by law, these Articles of Incorporation, the Bylaws of the Corporation or otherwise.

         14.      Acquisition of Corporation.

                  (a) The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

                  (1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation.

                  (2) Whether a more favorable price could be obtained for the Corporation's securities in the future.

                  (3) The impact which an acquisition of the Corporation would have on the employees, creditors and customers of the Corporation and any Subsidiary (as defined in Article 16) and the community which they serve.


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


                  (4) The reputation and business practices' of the offeror and its management and affiliates as they would affect the employees, creditors and customers of the Corporation and its Subsidiaries and the future value of the Corporation's stock.

                  (5) The value of the securities, if any, which the offeror is offering in exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the Corporation or other entity whose securities are being offered.

                  (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

                  If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any or all of the following: advising stockholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory impediment for the offeror; and obtaining a more favorable offer from another individual or entity.

                  (b) If the Board of Directors determines to sell the Corporation or any Subsidiary to a third party, or to merge or consolidate the Corporation or any Subsidiary with a third party, the Board of Directors shall not be legally obligated to create an auction and may negotiate with only one acquirer.

         15.      Severability

                  In the event that all, some or any part of any provision contained in these Articles of Incorporation shall be found by any court of competent jurisdiction to be illegal, invalid or unenforceable (as against public policy or otherwise), such provision shall be enforced to the fullest extent permitted by law and shall be construed as if it had been narrowed only to the extent necessary so as not to be invalid, illegal or unenforceable; the validity, legality and enforceability of the remaining provisions of these Articles of Incorporation shall continue in full force and effect and shall not be affected or impaired by such illegality, invalidity or unenforceability of any other provision (or any part or parts thereof) of these Articles of Incorporation. If and to the extent that any provision contained in these Articles of Incorporation violates any rule of a securities exchange or automated quotation system on which securities of the Corporation are traded, the Board of Directors is authorized, in its sole discretion, to suspend or terminate such provision for such time or periods of time and subject to such conditions as the Board of Directors shall determine in its sole discretion.


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

         16.        Definitions.

                  (a) As used herein, the term "person" shall mean any individual, partnership, corporation, group or other entity (other than the Corporation or any Subsidiary for itself or as a fiduciary for customers, or a trustee holding Voting Securities for the benefit of the employees of the Corporation or its Subsidiaries, pursuant to one or more employee benefit plans or arrangements sponsored by the Corporation or any Subsidiary).

                  (b) As used herein, the term "Subsidiary" shall mean any corporation of which the Corporation owns fifty percent (50%) or more of any class of securities entitled to vote in the election of directors, either directly or indirectly, through one or more other corporations.

                  (c) As used herein, the term "Voting Securities" refers to all outstanding securities of the Corporation entitled to vote (whether in the election of directors or otherwise).

         17.      Headings

                  Article headings and the ordering of paragraphs are for convenience of reference only and shall not be construed to alter, amend or otherwise affect the meaning, intent or effect of the provisions of these Articles of Incorporation.

         18.      Incorporator

                  The name and address of the incorporator is: Michael C. Koffler, 150 East 58th Street, 31st Floor, New York, New York 10155.




                                       /s/ Michael C. Koffler, Incorporator
                                       ------------------------------------
                                       Michael C. Koffler

                       STATEMENT WITH RESPECT TO SHARES OF
                        PHOENIX PRESCHOOL HOLDINGS, INC.
          ADOPTED BY ITS BOARD OF DIRECTORS PURSUANT TO SECTION 1522 OF
         THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988 (AS AMENDED)



         RESOLVED, that pursuant to the authority expressly granted to the Board of Directors (the "Board of Directors") of Phoenix Preschool Holdings, Inc., a Pennsylvania corporation (the "Corporation"), by the provisions of the Articles of Incorporation of the Corporation and the provisions of Section 1522 of the Pennsylvania Business Corporation Law of 1988 (as amended), the Board of Directors hereby creates a series of preferred stock, par value $.10 per share, and determines the designation and number of shares which constitute such series and the voting rights, preferences, limitations and special rights, if any, of such series as follows:

         1. Designation and Number of Shares. The series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock" (hereinafter called "Series A Preferred Stock") and shall consist of a total of 500,000 shares, par value $.10 per share.

         2. Dividends. The holders of the Series A Preferred Stock shall be entitled to receive dividends in cash, when, as and if declared by the Board of Directors, in an amount per share equal to the product of (a) the dividend or other distribution payable per share on the Common Stock of the Corporation ("Common Stock") or any other equity securities ranking junior to the Series A Preferred Stock as to the payment of dividends or other distributions (such Common Stock and any such other equity securities being hereafter individually and collectively called "Junior Stock"), multiplied by (b) the number of shares of Common Stock into which the Series A Preferred Stock is then convertible.

         3. Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after all creditors of the Corporation shall have been paid in full, the holders of the outstanding Series A Preferred Stock shall be entitled to receive, before any distribution of assets shall be made to the holders of any Common Stock or other Junior Stock, an amount equal to the higher of (a) $1.00 per share plus all accrued and unpaid dividends thereon, without interest to the date fixed for payment of such distributive amount or (b) the amount which would have been received per share by the holders of the Series A Preferred Stock had such Series A Preferred Stock been converted to Common Stock immediately prior to the distribution of assets to the holders of the Series A Preferred Stock. If, upon any dissolution, liquidation or winding up of the Corporation, the net assets of the Corporation shall be insufficient to pay the holders of all outstanding shares of Series A Preferred Stock and stock which ranks on a parity with the Series A Preferred Stock in dissolution, liquidation or winding up of the Corporation ("Parity Stock") the full amounts to which they respectively shall be entitled, the holders of each such stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of such stock upon such distribution if all amounts payable on or with respect to all stock were paid in full.

                  Neither merger or consolidation of the Corporation with any corporation or other entity, nor the sale of all or part of the Corporation's assets for cash, securities or other property, nor the purchase or redemption by the Corporation of any class of stock permitted by the Articles of Incorporation or any amendment thereof, shall be deemed a liquidation, dissolution or winding up of the Corporation.

                  Holders of the Series A Preferred Stock shall not be entitled, upon the liquidation, dissolution or winding up of the Corporation, to receive any amounts with respect to such stock other than the amounts referred to in this paragraph 3. Nothing contained herein shall be deemed to prevent the purchase of the Series A Preferred Stock or the conversion of the Series A Preferred Stock pursuant to paragraph 5 herein prior to liquidation, dissolution or winding up.

         4. Redemption. The shares of Series A Preferred Stock shall not be redeemable by either the Corporation or the holder thereof, except that nothing contained herein shall be deemed to prevent the Corporation from purchasing the Series A Preferred Stock from the holder thereof.

         5.       Conversion.

                  (a) Each share of the Series A Preferred Stock shall, at any time after the earlier of (i) two years from the date of original issuance by the Corporation of the share of Series A Preferred Stock or (ii) the date of a

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Change of Control (as hereafter defined), be convertible at the option of the respective holders thereof at the office of the Corporation or, if the Corporation has a transfer agent for the Series A Preferred Stock, at the office of such transfer agent, into fully paid and nonassessable shares of Common Stock at the rate of one share of Common Stock plus one Contingent Conversion Right (as hereafter defined) for each share of Series A Preferred Stock surrendered for conversion, all such figures to be subject to appropriate adjustment pursuant to Section 5(c) hereof to the extent that the conversion rights of the Series A Preferred Stock are adjusted pursuant to Section 5(c) hereof. The term "Contingent Conversion Right" refers to the number of shares or fraction of a share of Common Stock (if any) which results from the following formula (all figures to be subject to appropriate adjustment to the extent that the conversion rights of the Series A Preferred Stock are adjusted pursuant to
Section 5(c)): (i) compute the excess (if any) of the current market price per share of Common Stock (as defined in Section 5(c)(iv)) with respect to the date of conversion over $3.50 (expressing such excess without a dollar sign); (ii) multiply the result of clause (i) by 820,674; (iii) divide the result of clause
(ii) by 3.50; (iv) divide the result of clause (iii) by 500,000. Fractions of a share of Common Stock resulting from one or more Contingent Conversion Rights may be aggregated for purposes of determining the number of whole shares of Common Stock to be issued pursuant to one or more conversions of Series A Preferred Stock. Notwithstanding the foregoing, in no event can the Contingent Conversion Rights permit more than an aggregate of 820,674 shares of Common Stock to be issued pursuant to the conversion of all 500,000 shares of Series A Preferred Stock issued hereunder, such figures to be subject to appropriate adjustment to the extent that the conversion rights of Series A Preferred Stock are adjusted pursuant to Section 5(c). The term "Change of Control" refers to any event described in Item 1 of Form 8-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (as amended), or any replacement form, or any other event determined in good faith by resolution of the Board of Directors to constitute a change of control of the Corporation. Upon conversion by a holder pursuant to this paragraph 5, the Corporation shall make no payment or adjustment on account of dividends accrued (including, but not limited to, dividends declared and set apart for payment but not paid) or in arrears on the shares of the Series A Preferred Stock surrendered for such conversion.


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

                  (b) Each conversion of a share or shares of Series A Preferred Stock shall be effected by surrender of the certificate or certificates representing the shares to be converted, duly endorsed to the Corporation or in blank (and if requested by the Corporation or transfer agent, with all signatures guaranteed), at the principal office of the Corporation or transfer agent (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Preferred Stock) at any time during its usual business hours, together with written notice to the Corporation or the transfer agent that the holder elects to convert the shares or a stated number of shares, represented by such certificate or certificates, which notice shall state the name or names (with addresses) in which the holder wishes the certificate or certificates for Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver by registered or certified mail, addressed to the person for whose account surrender of the share or shares of Series A Preferred Stock was made at such person's last known address according to the records of the Corporation, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, together with a cash adjustment in respect of any fraction of a share as provided in clause (vii) of subparagraph (c) hereof if not convertible into a number of whole shares. Conversion shall be deemed to have been made as of the date of surrender of the share or shares of Series A Preferred Stock to be converted and of notice to the Corporation or the transfer agent, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date. Unless otherwise required by law, the stock transfer books of the Corporation for the Series A Preferred Stock shall not be closed at any time so long as any of the shares of Series A Preferred Stock are outstanding, but this shall not prevent the fixing of a record date.

                  (c) The number of shares of Common Stock into which the shares of Series A Preferred Stock shall be convertible shall be subject to adjustment as follows:


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

                  (i) In case the Corporation shall (A) declare a dividend on its Common Stock payable in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue, by reclassification of its shares of Common Stock (including any such reclassification in connection with a merger or consolidation in which the Corporation is the continuing corporation), any shares of stock of the Corporation, the conversion rate in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive upon the conversion of such shares, the number and kind of shares which he would have owned or have been entitled to receive after the happening of any of the events described herein had such Series A Preferred Stock been converted immediately prior to such date. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (ii) In case the Corporation shall fix a record date for the distribution, as a dividend or without consideration, of subscription rights, warrants or other options to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of Common Stock (as defined in clause (iv) below) on such record date, which distribution is not made ratably to the holders of the Series A Preferred Stock, the number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible after such record date shall be determined by multiplying the number of shares of Common Stock into which each such share of Series A Preferred Stock was convertible immediately prior to such record date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the denominator shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such current market price. For the purpose of this clause (ii), the issuance of rights or warrants to subscribe for or to purchase stock or securities convertible into shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such stock or securities are convertible at an aggregate offering price of such stock or securities plus the minimum aggregate amount (if any) payable upon the conversion of such stock or securities into Common Stock. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such rights or warrants are not so issued, the conversion rate shall again be adjusted to be the conversion rate which would then be in effect if such record date had not been fixed. Notwithstanding the above, the granting of options or rights pursuant to an employee benefit plan adopted by the Board of Directors shall not constitute an event requiring an adjustment under this subparagraph (c).

                  (iii) In case the Corporation shall fix a record date for the making of a distribution to holders of its Common Stock (including any such distribution made in connection with a merger or consolidation in which the Corporation is the continuing corporation, but excluding any such distribution made in connection with the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary), which distribution is not made ratably to the holdersof the Series A Preferred Stock, of (1) evidences of its indebtedness or (2) assets (excluding cash dividends to the extent payable as such under applicable law) or (3) subscription rights, warrants or other options (excluding those referred to in clause (ii) above), and if the aggregate fair market value of such evidences of indebtedness or assets or subscription rights, warrants or other options on such record date is greater than the consideration received therefor, the number of shares of Common Stock into which each share of Series A Preferred Stock shall be convertible after such record date shall be determined by multiplying the number of shares of Common Stock into which each such share of Series A Preferred Stock was convertible immediately prior to such record date by a fraction, of which the numerator shall be the current market price per share of Common Stock (as defined in Section 5(c)(iv)) on such record date, and of which the denominator shall be such current market price per share of Common Stock (as defined in Section 5(c)(iv)) plus the consideration (if any) paid by the holder of the Common Stock for such portion of the assets or evidences of indebtedness distributed or subscription rights, warrants or other options applicable to one share of Common Stock less the fair market value of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights, warrants or other options applicable to one share of Common Stock. Such adjustment shall be made successively whenever such a record date is fixed; and in the event that such distribution is not so made, the conversion rate shall again be adjusted to be the conversion rate which would then be in effect if such record date had not been fixed.

                  (iv) For the purpose of any computation under Section 5(a) hereof or clauses (ii) and (iii) above and clause (vii) below, the current market price per share of Common Stock at any date shall be the average of the daily closing prices for such stock for fifteen consecutive trading days commencing twenty trading days before the date of such computation. The closing price for the Common Stock for a day shall be the closing sale price as reported in the Wall Street Journal or, in case no reported sale takes place on such day, the average of the closing bid and asked prices for such day on the principal national securities exchange on which shares of Common Stock are listed or admitted to trading or, if not listed or admitted to trading, the average of the closing bid and asked prices for the Common Stock in the over-the-counter market as reported by NASDAQ or any comparable system. In the absence of one or more such quotations for a day, the Corporation shall determine the closing price for such day on the basis of such quotations as it considers appropriate.

                  (v) No adjustment in the conversion rate shall be required unless such adjustment would require an increase or decrease of at least .01% in such rate; provided, however, that any adjustments which by reason of this clause (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subparagraph (c) shall be made to the nearest one-hundredth of a share.

                  (vi) For the purposes of this subparagraph (c), the term "Common Stock" shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date of initial issuance of Series A Preferred Stock or (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. If, at any time, as a result of an adjustment made pursuant to clause (i) above, the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the number of such other shares so receivable upon conversion of any share of Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in clauses (i) through (v), inclusive, above, and the provisions of clauses (vii) and (viii) inclusive, below, with respect to the Common Stock shall apply on like terms to any such other shares.

                  (vii) No fractional shares of Common Stock shall be issued upon conversion. In lieu of the issuance of fractional shares, a cash adjustment will be paid to each holder of Series A Preferred Stock in respect of any fraction of a share to which such holder becomes entitled pursuant to this paragraph 5, which cash adjustment shall be equal to an amount determined by multiplying such fraction by the current market price (as defined in clause (iv) above) for a share of Common Stock).

                  (viii) In case of any merger of the Corporation into, or consolidation of the Corporation with, any other corporation or other entity (other than a merger or consolidation in which the Corporation is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property and other consideration receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such merger, consolidation, sale or transfer.

                  (ix) If any event occurs of the type contemplated by the provisions of this subparagraph (c) which is not expressly provided for or adequately covered by such provisions, then the Board of Directors will make an appropriate adjustment in the conversion rate so as to protect the rights of the holders of the Series A Preferred Stock. The Corporation may make such adjustments in the conversion rate, in addition to those required above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

                  (x) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, the full number of shares of Common Stock deliverable upon conversion of all shares of the Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the Commonwealth of Pennsylvania, increase the authorized number of shares of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding Series A Preferred Stock.

                  (xi) Whenever the number of shares of Common Stock deliverable upon the conversion of each share of Series A Preferred Stock shall be adjusted pursuant to the provisions of this subparagraph (c), the Corporation shall promptly (A) make available at the principal office of the Corporation or transfer agent a statement, signed by the Chairman of the Board of Directors or the President or a Vice-President of the Corporation, setting forth, in reasonable detail, the adjustment and the method of calculation and the facts requiring such adjustment, and (B) mail to all holders of shares of Series A Preferred Stock, at their last addresses as they shall appear upon the books of the Corporation, a notice of such adjustment which sets forth the adjusted number of shares of Common Stock deliverable upon the conversion of each share of Series A Preferred Stock.

                (d) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of the Series A Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

         6.       Voting Rights.

         The holders of the Series A Preferred Stock will vote, together with the holders of Common Stock (without distinction as to class), on all matters submitted for approval to the holders of Common Stock and shall be entitled to one vote for each share of Common Stock into which such Series A Preferred Stock is then convertible.

         7. Reissuance of Shares. Shares of Series A Preferred Stock which have been purchased, or which have been converted into shares of Common Stock or shares of stock of any other class or classes, shall have the status of authorized and unissued shares of preferred stock and may be reissued as part of the series of which they were originally a part or may be reissued as part of a new series of the preferred stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of preferred stock, all subject to the conditions or restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of preferred stock.